EXHIBIT 99

Name and Address of Designated Reporting Person: Pyxis Innovations Inc. 7575 Ada, Michigan 49355-0001	Date of Event Requiring Statement: June 30, 2003	Issuer Name and Ticker or Trading Symbol: Interleukin Genetics, Inc. (ILGN)
Other Reporting Persons:
1. Alticor Inc. (2) *	* Except as provided in Footnote 2, all information reported above for the Designated Reporting Person is applicable to Alticor Inc.
2. Alticor Holdings Inc. (3) **	** Except as provided in Footnote 3, all information reported above for the Designated Reporting Person is applicable to Alticor Holdings Inc.

Footnote No. 1

On June 30, 2003, Pyxis acquired a promissory note from the Issuer with an original principal amount of $595,336. The principal amount of the note, plus accrued interest thereon, is convertible into the Issuer's common stock at any time at the option of Pyxis. This promissory note will be convertible into shares of common stock at a conversion price equal to two times the conversion price of the Series A Preferred Stock in effect (currently $.2486 per share, two times which would be $.4972 -- this number has been rounded to $.50 in Table II, Column 2 of this Form 4) at the time of conversion. Although the promissory note has a maturity date, there is no "expiration date" after which Pyxis may not exercise its right to convert the note into the Issuer's common stock; therefore, the Commission's place-marker date of "08/08/88" is used as the expiration date in Table II, Column 6 of this Form 4. As of July 22, 2003, the note would have been convertible into 1,200,986 shares of the Issuer's common stock.

Footnote No. 2

Pyxis Innovations Inc. is a wholly-owned subsidiary of Alticor Inc. Alticor Inc. does not beneficially own any shares of the Issuer directly. Alticor Inc.'s beneficial ownership designation results solely from its ownership of Pyxis Innovations Inc.

Name and Address of Designated Reporting Person: Pyxis Innovations Inc. 7575 Ada, Michigan 49355-0001	Date of Event Requiring Statement: June 30, 2003	Issuer Name and Ticker or Trading Symbol: Interleukin Genetics, Inc. (ILGN)

Footnote No. 3

Alticor Inc. is a wholly-owned subsidiary of Alticor Holdings Inc. Alticor Holdings Inc. does not beneficially own any shares of the Issuer directly. Alticor Holdings Inc.'s beneficial ownership designation results solely from its ownership of Alticor Inc. and Alticor Inc.'s ownership of Pyxis Innovations Inc.

Signature of Non-Designated Reporting Persons:

Alticor Inc.	Alticor Holdings Inc.

/s/ Michael A. Mohr	/s/ Michael A. Mohr
** Signature of Reporting Person Michael A. Mohr, Vice President and Secretary	** Signature of Reporting Person Michael A. Mohr, Vice President and Secretary